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                                                                    EXHIBIT 10.1

                           PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement ("Agreement") dated August 31, 2000, but to be effective for all purposes as of June 1, 2000, is between CENTRAL RESOURCES, INC., a Colorado corporation, whose address is 1775 Sherman Street, Suite 2600, Denver, Colorado 80203 ("Seller"), and EXCO RESOURCES, INC., a Texas corporation, whose address is 5735 Pineland, Suite 235, Dallas, Texas 75231 ("Buyer").

     In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                          ARTICLE 1. PURCHASE AND SALE

     1.1 The Properties. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, effective as of 7:00 a.m. Standard Time, June 1, 2000 (the "Effective Time"), at the location of the Properties, all of Seller's right, title, and interest in and to the following:

     (a) The oil, gas and mineral leases and the leasehold estates created thereby, described in Exhibit "A" attached hereto (the "Leases"), insofar as the Leases cover and relate to the land and depths described in Exhibit "A" (the "Lands"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands, and all interests in any wells within the pool or unit associated with the Lands; and

     (b) All producing, nonproducing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases and Lands, or leases and lands pooled or unitized therewith as shown and whether or not shown on Exhibit A-1, attached hereto and made a part hereof, and all personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases and Lands, insofar as they are used in connection with the operation of the Leases and the Lands or directly relate to the production, treatment, sale, or disposal of hydrocarbons or water produced therefrom or attributable thereto; and

     (c) To the extent transferable by Seller without material restriction under applicable law or third-party agreements (without the payment of any funds or consideration), all contracts and contractual rights, obligations, and interests, including all farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and other contracts or agreements covering or affecting any or all of the interests described or referred to above (the "Contracts"); and

     (d) All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests; and

     (e) All oil, condensate, natural gas, natural gas liquids, and other minerals produced after the Effective Time that are attributable to Seller's interest in the Properties immediately prior to the Effective Time; and

     (f) All vehicles, rolling stock, furniture, office supplies, equipment, telephones, telecommunications equipment, tools, store stock, spare parts, real estate, yards, as well as all equipment in yards owned or leased by Seller that pertain to the Properties, excluding the Denver office with its related furniture, fixtures, vehicles, personal properties, office supplies, equipment, telephones, computers and software.


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     All of the above real and personal properties, rights, titles, and interests described in subparagraphs (a) through (f) above, whether real, personal or mixed, subject to the limitations and terms expressly set forth herein and in the Exhibit "A" attached hereto are hereinafter collectively called the "Properties" or, individually, a "Property".

     1.2 Credits; Accounts Receivable. All trade credits, accounts receivable, notes receivable, and other receivables attributable to the Properties with respect to any period or time prior to the Effective Time of the purchase and sale shall remain the property of the Seller and be excluded from this sale, unless specified otherwise elsewhere herein.

     1.3 Like-Kind Exchange.

     (a) Seller shall have the right at its option, to dispose of the Properties, or any portion thereof, through a transaction that is structured to qualify as a like-kind exchange of property within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer agrees to cooperate with Seller in effecting a qualifying like-kind exchange through a trust, escrow, or other means as determined by Seller; provided, however, that Seller shall hold Buyer harmless from any expense, obligation, or liability, without limitation, which Buyer may suffer in connection with or arising out of Buyer's cooperation with Seller's treatment of the Properties as part of a like-kind exchange. Seller shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a "qualified intermediary" (as defined under the Code) or as otherwise necessary or appropriate to effectuate a like-kind exchange and Buyer agrees to recognize said qualified intermediary. Seller shall be solely responsible for assuring the effectiveness of the exchange for Seller's tax purposes and Buyer does not represent to Seller any particular tax treatment will result to Seller as a result thereof. In no event shall any like-kind exchange contemplated by this provision cause an extension of the Closing set forth herein.

     (b) Buyer shall have the right at its option, to dispose of the Properties, or any portion thereof, through a transaction that is structured to qualify as a like-kind exchange of property within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Seller agrees to cooperate with Buyer in effecting a qualifying like-kind exchange through a trust, escrow, or other means as determined by Buyer; provided, however, that Buyer shall hold Seller harmless from any expense, obligation, or liability, without limitation, which Seller may suffer in connection with or arising out of Seller's cooperation with Buyer's treatment of the Properties as part of a like-kind exchange. Buyer shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a "qualified intermediary" (as defined under the Code) or as otherwise necessary or appropriate to effectuate a like-kind exchange and Seller agrees to recognize said qualified intermediary. Buyer shall be solely responsible for assuring the effectiveness of the exchange for Buyer's tax purposes and Seller does not represent to Buyer any particular tax treatment will result to Buyer as a result thereof. In no event shall any like-kind exchange contemplated by this provision cause an extension of the Closing set forth herein.

                            ARTICLE 2. PURCHASE PRICE

     2.1 Purchase Price. Buyer shall pay to Seller at Closing the sum of FORTY-EIGHT MILLION DOLLARS ($48,000,000.00) (the "Purchase Price"). In addition, in the event the purchase and sale transaction contemplated by this Agreement is consummated in accordance with the terms of this Agreement, Buyer shall grant to Seller stock warrants, pursuant to the Warrant Agreement attached hereto as Exhibit "E", which will entitle Seller to purchase (at any time on or after the Closing and until September 29, 2003) up to 200,000 shares of Buyer's common stock, as such common stock existed as of the Effective Time, at a price of $11.00 per share.


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     2.2 Deposit. a) On even date herewith, Buyer has delivered to Wells Fargo
Bank West, National Association, Denver, Colorado (herein called the "Escrow Agent") the sum of $2,500,000.00. Such sum, together with all interest earned thereon is referred to herein as the "Deposit". The Deposit will be held by the Escrow Agent for the benefit of Seller and Buyer, as provided under the terms of an escrow agreement executed by the parties concurrently herewith (the "Escrow Agreement") (a copy of which is attached hereto as Exhibit D).

     (b) In the event the transaction contemplated by this Agreement is consummated the Deposit plus interest earned, if any, shall be paid over to Seller at Closing and the Deposit applied to the Purchase Price to be paid by Buyer at Closing. Any interest earned on the Deposit shall not be applied to the Purchase Price. In the event the transaction contemplated by this Agreement fails to close on the Closing Date because of (a) Buyer's failure to meet and perform Buyer's obligations under Sections 12.2 (b) (i),(ii) and (v) of this Agreement, or (b) Buyer's failure to use reasonable efforts in cooperation with Seller to meet and perform Buyer's obligations under Section 12.2 (b) (iii) and
(iv) of this Agreement and (c) neither Seller nor Buyer has previously terminated this Agreement prior to the Closing Date pursuant to other terms hereof, the Deposit shall be paid over and delivered by the Escrow Agent to Seller free of any claim by Buyer as liquidated damages for such breach of Buyer's obligations under this Agreement, and this Agreement shall be deemed terminated and of no further force or effect. In the event the transaction contemplated by this Agreement fails to close on the Closing Date because of (a) Seller's failure to meet and perform Seller's obligations under Sections 12.2
(a)(i) through (v) of this Agreement, or (b) the termination of this Agreement by Seller or Buyer prior to the Closing Date pursuant to other terms hereof, the Deposit plus interest earned, if any, shall be paid over and delivered by the Escrow Agent to Buyer free of any claim by Seller, and this Agreement shall be deemed terminated and of no further force or effect.

     (c) In the event the transaction contemplated by this Agreement fails to close on the Closing Date because of Seller's failure to meet and perform Seller's obligations at Closing under Section 12.2 (a) of this Agreement and not because of Buyer's failure to meet and perform its obligations under Section
12.2 (b) of this Agreement and neither Seller nor Buyer has previously terminated this Agreement pursuant to other terms hereof, Seller will pay to Buyer, at Buyer's address in Dallas, Texas, within ninety (90) days after the Closing Date, the sum of $2,500,000.00, as liquidated damages for such breach of such obligations of Seller under this Agreement.

     (d) BUYER AND SELLER EXPRESSLY WAIVE AND RELEASE ANY AND ALL RIGHTS THEY MAY HAVE TO SEEK SPECIFIC PERFORMANCE FROM THE OTHER OR TO PREVENT SELLER FROM CONVEYING THE PROPERTIES OR ANY PORTION THEREOF TO A THIRD PARTY SHOULD CLOSING NOT OCCUR.

     (e) All references above to the Closing Date include any extensions of such date mutually agreed to in writing by Seller and Buyer.

     2.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted by the following:

     (a) The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied) in accordance with past practices of Seller:


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          (i) The value, less applicable taxes, of merchantable oil and other liquids in storage in the tanks (above the pipeline connection or place of withdrawal to deliver the oil in storage into trucks or railroad cars, if applicable) as of the Effective Time that is credited to the Properties, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity;

          (ii) The amount of all expenses incurred and paid or to be paid by or on behalf of Seller, in connection with or attributable to the ownership or operation of the Properties during the period from the Effective Time to the Closing Date, including, but not limited to, royalties, rentals, field expenses, personnel expenses and other charges and expenses billed under applicable operating agreements, or in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, and including the customary overhead charges related to the Properties;

          (iii) An amount equal to all prepaid expenses attributable to the Properties that have been paid or to be paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including, without limitation, prepaid ad valorem, property, production, severance, and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom (any refund of ad valorem tax attributable to the period before the Effective Time and received by Buyer shall be paid to Seller) and royalties, and;

          (iv) Any other amounts required under this Agreement or otherwise agreed upon by Seller and Buyer.

     (b) The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied):

          (i) The amount of all proceeds received by Seller prior to the Closing Date attributable to the Properties which are attributable to the time after the Effective Time;

          (ii) An amount equal to all unpaid ad valorem, property, production, severance, and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties prior to the Effective Time, which amount shall be computed based upon such taxes assessed against the applicable portion of the Properties for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax-related year last ended; and

          (iii) Any other amounts required under this Agreement or otherwise agreed upon by Seller and Buyer.


                      ARTICLE 3. REPRESENTATIONS OF SELLER

     3.1 Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified to do business in the state in which the Properties are located.

     3.2 Authorization. Seller has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing


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all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

     3.3 Power. Subject to preferential rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or actions by other governmental entities, Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

     3.4 Brokers. Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction for which Buyer shall have any responsibility whatsoever.

     3.5 Foreign Person. Seller is not a "foreign person" within the meaning of the Code, Sections 1445 and 7701 (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

     3.6 Litigation. Except as set forth on Schedule 3.6, Seller has not received written notice of any suit, claim, action, or other proceeding pending, or, to the knowledge of Seller, threatened, before any court or governmental agency as of the date of this Agreement that relates to the Properties. Seller's officers and directors are not aware of any pending claims relating to the Properties that have been made orally to such officers and directors.

     3.7 Non-Cancelable Contracts. To the best of Seller's knowledge, with the exception of Schedule 3.7 and 4.6, attached hereto, none of the Properties, or production therefrom, is subject to any crude oil or gas purchase agreement, transportation agreement, gathering agreement, or similar agreement not cancelable on thirty (30) days notice.

     3.8 No Take-or-Pay Contracts. To the best of Seller's knowledge, Seller has not received any material advance, "take-or-pay" or other similar payments under gas production sales contracts that entitle the purchasers to "make up" or otherwise receive deliveries of production at any time after the Effective Time without paying at such time the contract price therefor.

     3.9 No Casualty Loss. To the best of Seller's knowledge, as of the date of this Agreement, from the Effective Time, there has not been: (a) any material adverse change, damage, destruction, or other Casualty Loss (defined herein as any and all loss, damage, or reduction in value resulting from catastrophic occurrences or acts of God, which are not the result of normal wear and tear or of natural reservoir changes) of or to the Properties; and (b) any mortgage, pledge, grant of a lien or security interest on any of the Properties; and (c) any equipment removed from the Properties which is not surplus to the operation of the Properties.

     3.10 No Liens. Except for (i) Permitted Encumbrances and (ii) such liens as may be released at Closing (or which Buyer may agree to waive at Closing), the Properties are not subject to any lien or security interest.


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                       ARTICLE 4. REPRESENTATIONS OF BUYER

     4.1 Existence. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified to do business in the states in which the Properties are located.

     4.2 Authorization. Buyer has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

     4.3 Power. Subject to preferential rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or actions by other governmental entities, Buyer's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

     4.4 Brokers. Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Seller shall have any responsibility whatsoever.

     4.5 Further Distribution. Buyer (i) is acquiring the Properties for its own account and without a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended; (ii) has such knowledge and experience in business, financial, and oil and gas matters that it is capable of evaluation the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of the Properties in the manner contemplated herein; (iii) has received to date all information concerning the Properties and such other information relating to this Agreement which it requested; and (iv) is able to bear the economic risk of its investment in the Properties for an indefinite period of time. Further, Buyer acknowledges that Seller is relying upon the representations contained in the foregoing sentence and that absent such representations the proposed sale to Buyer would not be entered into and this Agreement would not be executed and delivered by Seller.

     4.6 Contracts. Buyer represents that it has reviewed the crude oil and natural gas purchase contracts described on Schedule 4.6 attached hereto and made a part hereof and accepts same and is willing to assume Seller's obligations and rights thereunder which are performable or relate to the periods after the Effective Time.

                       ARTICLE 5. DISCLAIMER OF WARRANTIES

     5.1 Information Provided. ALL THE INFORMATION, STATISTICS, SUMMARIES, AND FACSIMILES FURNISHED BY OR ON BEHALF OF SELLER HEREWITH, HEREUNDER, OR PRIOR TO THE EXECUTION OF THIS AGREEMENT ARE FURNISHED OR WILL BE FURNISHED FOR BUYER'S USE AT BUYER'S SOLE RISK. ALL SUCH INFORMATION HAS BEEN COMPILED OR PREPARED BY SELLER BASED UPON ITS FILES AND RECORDS AND SUCH INFORMATION IS BELIEVED TO BE CORRECT, BUT SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, CORRECTNESS, COMPLETENESS, OR THE ADEQUACY OF SAME AND DOES NOT WARRANT OR GUARANTEE SUCH INFORMATION IN ANY WAY. SELLER HAS MADE NO STATEMENTS OR REPRESENTATIONS CONCERNING THE PRESENT OR FUTURE VALUE OF THE


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ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE
PROPERTIES. BUYER IS RESPONSIBLE FOR MAKING SUCH INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES AS BUYER SHALL DEEM APPROPRIATE, REALIZING THAT SELLER DOES NOT ASSUME AND SHALL HAVE NO LIABILITY TO BUYER OR ANY OTHER PARTY FOR ANY RELIANCE WHICH MAY BE PLACED ON THE INFORMATION, STATISTICS, SUMMARIES, OR FACSIMILES FURNISHED HEREWITH OR HEREUNDER OR ANY STATEMENTS MADE HEREIN. SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING:

     (i) THE DESCRIPTION OF LEASES INCLUDED IN THE PROPERTIES, THE ACREAGE PURPORTED TO BE COVERED THEREBY, DEPTH LIMITATIONS (IF ANY), ROYALTY AND OTHER BURDENS AFFECTING SAME, AND QUANTUM OF INTEREST HAVE BEEN DERIVED STRICTLY FROM SELLERS'S RECORDS AND SELLER HAS NOT UNDERTAKEN ANY EXAMINATION OF TITLE TO VERIFY SAME. BUYER SHOULD THEREFORE UNDERTAKE SUCH TITLE EXAMINATION AS IT DEEMS APPROPRIATE PRIOR TO CLOSING; AND

     (ii) ANY DESCRIPTION OF WELLS AND EQUIPMENT INCLUDED IN THE PROPERTIES HAS BEEN COMPILED STRICTLY FROM SELLER'S RECORDS RATHER THAN FROM AN ON-THE-GROUND INVENTORY. PRIOR TO SALE, BUYER SHOULD UNDERTAKE SUCH INSPECTION OR INVENTORY, AS IT DEEMS APPROPRIATE TO DETERMINE WHETHER THE EQUIPMENT SO DESCRIBED IS IN FACT IN PLACE. SELLER RESERVES THE RIGHT TO REMOVE FROM THE PROPERTIES ANY EXCESS EQUIPMENT OR MATERIALS (I.E., NOT IN CURRENT USE ON THE PROPERTIES) UNLESS SUCH EXCESS EQUIPMENT OR MATERIALS ARE SPECIFICALLY DESCRIBED IN THIS AGREEMENT AS BEING A PART OF THE PROPERTIES.

     5.2 Regulatory Status. SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER AS TO THE REGULATORY STATUS OF THE PROPERTIES, AND BUYER SHOULD SATISFY ITSELF AS TO SUCH MATTERS PRIOR TO CLOSING.

     5.3 No Warranties. CONVEYANCE OF THE PROPERTIES WILL BE MADE WITHOUT WARRANTIES, EXPRESS OR IMPLIED IN FACT OR IN LAW, AS TO MERCHANTABILITY, DURABILITY, USE, TITLE (except as to conveyances, liens or encumbrances made by, through or under Seller, but not otherwise), OPERATION, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION, OR SAFETY OF THE PROPERTIES, COMPLIANCE WITH REGULATORY AND ENVIRONMENTAL REQUIREMENTS OR OTHERWISE.

     5.4 Buyer Inspection. SELLER SHALL GRANT BUYER THE RIGHT TO INSPECT THE PROPERTIES, WELLS, PERSONAL PROPERTY AND EQUIPMENT PRIOR TO SEPTEMBER 9, 2000. BUYER AGREES TO ACCEPT THE PROPERTIES, INCLUDING WELLS, PERSONAL PROPERTY AND EQUIPMENT "AS IS", "WHERE IS", AND WITH ALL FAULTS. BUYER RELEASES SELLER FROM LOSSES (AS DEFINED HEREIN) WITH RESPECT TO THE PROPERTIES, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER'S NEGLIGENCE AND WHETHER OR NOT ARISING FROM OR IN CONNECTION WITH OR DURING THE PERIOD PRIOR TO THE EFFECTIVE TIME. WITHOUT LIMITING THE ABOVE, BUYER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER FROM ANY AND ALL LOSSES, PENALTIES, FINES, LIENS, JUDGEMENTS, COSTS AND EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEY FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL


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RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. 9601 ET.
SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. 6901 ET. SEQ.), THE CLEAN WATER ACT (33 U.S.C. 466 ET. SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C.
1801 ET. SEQ.), THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. 2601-2629) AND ALL APPLICABLE STATE OR LOCAL LAWS.

     5.5 PRIOR OPERATIONS. BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN UTILIZED FOR THE PURPOSE OF PRODUCTION AND DEVELOPMENT OF OIL AND GAS AND THAT THERE MAY HAVE BEEN SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER OR OTHER MATERIALS IN THE PAST ONTO THE PROPERTIES OR IN CONNECTION THEREWITH. IN ADDITION, SOME OIL FIELD PRODUCTION EQUIPMENT MAY CONTAIN ASBESTOS OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (HEREINAFTER REFERRED TO AS "NORM"). IN THIS REGARD, BUYER EXPRESSLY UNDERSTANDS THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS, AND THAT SAID WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED THEREIN MAY CONTAIN NORM AND THAT NORM-CONTAINING MATERIAL MAY BE BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. BUYER ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES WHERE IT MAY BE FOUND.

                            ARTICLE 6. TITLE MATTERS

     6.1 Definition of Defensible Title. As used herein, the term "Defensible Title" shall mean, in the case of the Properties listed on Exhibit "A", such right, title and interest (owned beneficially or of record) that, except for Permitted Encumbrances:

     (a) entitles Seller to receive not less than the interest set forth in Exhibit "A-1" as the "Net Revenue Interest" or "NRI" with respect to the oil, gas, and associated hydrocarbon minerals produced, saved and marketed from each unit or well, as the case may be, that relates to the presently producing intervals in the lands and depths included within each Property; and

     (b) obligates Seller to pay costs and expenses relating to the operations on and the maintenance and development of each unit or well, as the case may be, that relates to the presently producing intervals in the lands and depths included within each Property, in an amount not greater than the "Working Interest" of "WI" set forth in Exhibit "A-1" with respect to such Property, without a corresponding increase in the Net Revenue Interest for such Property; and

     (c) is free and clear of any encumbrances, mortgages, liens, or consent requirements.

     6.2 Definition of Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" shall mean:

     (a) Lessors' royalties, overriding royalties, reversionary interests, and similar burdens affecting a Lease if the net cumulative effect of such burdens does not operate to reduce the interest of Seller with respect to


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oil and gas produced from any units or wells below the "Net Revenue Interest" or
"NRI" set forth in Exhibit "A-1" for the Property to which such units or wells relate;

     (b) Division orders and sales contracts terminable without penalty upon no more than 90 days notice to the purchaser;

     (c) Preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the rights has expired without an exercise of such rights;

     (d) Materialman's, mechanic's, repairman's, employee's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action;

     (e) All rights to consent by, required notices to, filings with, or other actions by governmental and tribal entities in connection with the sale or conveyance of oil and gas leases or interests therein;

     (f) Conventional rights of reassignment requiring notice to holders of such rights;

     (g) Easements, rights-of-way, servitudes, permits, surface leases, pipelines, canals, ditches, reservoirs, or the like on, over or with respect to any of the Properties, and other rights of third parties in respect of surface operations, in each instance containing provisions not considered unduly burdensome in the industry;

     (h) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Leases or the units or wells to which they relate that, individually or in the aggregate:

          (i) are not such as to interfere with the operation, value or use of the Leases (or portion thereof) affected thereby;

          (ii) have not delayed the receipt or prevented Seller from receiving its share of the proceeds of production from any of the units or wells to which the Leases relate;

          (iii) do not reduce the interest of Seller with respect to all oil and gas produced from any unit or well to which the Leases relate below the "Net Revenue Interest" or "NRI" set forth in Exhibit "A-1" for the Property to which such unit or well relates; and

          (iv) do not increase Seller's portion of the costs and expenses relating to the operations on and the maintenance and development of the lands and depths included in any unit or well to which the Leases related above the "Working Interest" or "WI" set forth in Exhibit "A-1" for the Property to which such unit or well relates;

     (i) All rights reserved to or vested in any municipality or governmental statutory or public authority to control or regulate any of the Leases in any manner, and all applicable laws, rules, and orders of any such authority;

     (j) Any Title Defects Buyer may have expressly waived in writing or which are deemed to have been waived under Section 6.3 or any other matters that are included in the adjustments to the Purchase Price pursuant to Section 2.3;

     (k) The terms and provisions of all operating agreements, unit agreements, unit operating agreements, and communitization agreements affecting the Properties (other than any terms or provisions of such pooling agreements and pooling designations that affect the NRI or WI of such Properties); and

     (l) Calls on production or preferential rights to purchase held by parties other than Seller or its affiliate, which are described on Schedule 6.2 attached hereto and made a part hereof.

     6.3 Notice of Title Defect. Buyer shall notify Seller in writing, as soon as reasonably practicable after Buyer has knowledge thereof, and in any event, not later than 4:00 p.m., Mountain Daylight Time September 15, 2000 (the "Notification Deadline"), of any matter ("Title Defect") that would cause Seller's title to any of the Properties not to be Defensible Title, in each case together with a detailed explanation of (a) the nature of such Title Defect, (b) the Properties (or portions thereof) affected thereby, and (c) Buyer's proposed Defect Value (as hereinafter defined for such Title Defect). Any matters that would otherwise constitute Title Defects but which are not specifically raised in writing (with the detailed explanation as contemplated in the immediately preceding sentence) by Buyer prior to the Notification Deadline shall conclusively be deemed waived by Buyer. As used herein, the term "Defect Value" shall mean with respect to each Title Defect, the reduction in the "Allocated Value" of the affected Properties as a result of such Title Defect, as determined pursuant to Section 6.5.

     6.4 Remedies for Title Defects; Title Increases

     (a) Seller shall have the right, but not the obligation, to attempt to cure, prior to Closing, any Title Defect with respect to which it has received notice from Buyer as contemplated in Section 6.3 prior to the Notification Deadline.

     (b) With respect to any Title Defect for which Seller received the required notice from Buyer before the Notification Deadline, Seller may, subject to the terms of the last sentence of this Section 6.4(b), elect at Closing from among the following options with respect to Title Defects that remain uncured:

          (i) Seller may elect to exclude the Lease subject to the Title Defect from the sale hereunder, in which event the Purchase Price shall be reduced by the Allocated Value (as defined in Section 6.5) of such Lease; or

          (ii) The Lease shall be sold to Buyer subject to such Title Defect and the Purchase Price shall be reduced by the Defect Value for such Title Defect

There shall be no reduction in the Purchase Price for Title Defects pursuant to the terms of this Section 6.4(b), unless each instance of a Title Defect exceeds a Defect Value of $50,000 and until the aggregate of all Defect Values (less any Title Increases (as defined below)) exceeds $500,000, and then only with respect to the excess of such aggregate net Defect Values over $500,000.

     (c) To the extent that same are discovered by either party prior to the Notification Deadline, Seller and Buyer acknowledge and agree that the Purchase Price shall be increased (a "Title Increase") by an amount equal to the value allocated to the following:

          (i) any increase in Seller's Net Revenue Interest shown on Exhibit "A-1" for a Property without a corresponding increase for Seller's Working Interest above that shown on Exhibit "A-1" for such Property; or

          (ii) any decrease in Seller's Working Interest below that shown on Exhibit "A-1" for any Property without a corresponding decrease in the Net Revenue Interest shown on Exhibit "A-1" for such Property.

The value attributable to each Title Increase shall be agreed upon by Seller and Buyer (taking into account the Allocated Value for such Property) or otherwise determined pursuant to the procedures set forth in Section 6.5; provided, there shall be no increase in the Purchase Price for Title Increase pursuant to the terms of this Section 6.4(c) unless each instance of a Title Increase exceeds a Title Increase value of $50,000 and until the aggregate of all Title Increase values (less any Title Defects) exceeds $500,000, and then only with respect to the excess of such aggregate net Title Increase values over $500,000.

     (d) Notwithstanding anything to the contrary contained in this Agreement:

          (i) the existence of a Title Defect shall not result in Buyer having any right to exclude any Lease or Property from the sale hereunder or to fail to perform its obligations at Closing; and

          (ii) there shall be no adjustment of the Purchase Price as a result of Seller's title to any of the Properties other than the Leases.

          (iii) Buyer and Seller shall each have the option, but not the obligation, to terminate the entire transaction contemplated herein in the event that any downward adjustment equals or exceeds 10% of the Purchase Price.

     6.5 Value of Leasehold Interest or Title Defect. As used herein, the term "Allocated Value" shall mean, with respect to any Property, or any unit or well relating thereto, the amount set forth on Exhibit "B" for each Property. If Seller does not agree with Buyer's proposed Defect Value or the parties are unable to agree upon whether a Title Defect exists, the Allocated Value of a Property or the value allocated to a Title Increase, in each case for the purposes of Section 6.4, then the parties shall enter into good faith negotiations and shall attempt to agree on such matter, and any values to be agreed upon shall be based upon the Allocated Value for the group of Properties with which such Property appears on Exhibit "B". If the parties are unable to reach an agreement on the existence of a Title Defect or the Defect Value of a Title Defect or the value allocated to any Title Increases, in any such case within 10 days after the commencement of good faith negotiations, at either party's option, upon notice to the other party, such shall be determined by arbitration as provided in Article 15. In the event arbitration is not concluded prior to the Closing Date, the Property affected by the alleged Title Defect or Title Increase shall be conveyed to Buyer under this Agreement, and the Purchase Price shall be reduced or increased by the value of the Title Defect or Title Increase agreed upon by the parties. If the arbitration determines that there should be an adjustment to the Allocated Value greater than the agreed upon amount, Buyer or Seller, as the case may be, shall pay to the other party the amount of such adjustment plus interest at the rate of 10% from the date of Closing until paid.

     6.6 Consents; Preferential Rights. Should any of the Contracts require a consent to assignment of any of the Properties, other than from Indian tribes or agencies, then the sale of the Properties affected thereby will be subject to Seller obtaining such consent or a waiver of such consent. Seller shall not be obligated to incur any expenses to obtain such consent or waiver and shall not be liable to Buyer by reason of any inability or failure to obtain any such waiver or consent. If any of the Properties are subject to a preferential right to purchase and, prior to Closing, any holder of a preferential right to purchase notifies Seller that it intends to consummate the purchase of the Property to which its preferential right applies, or if the preferential purchase right has not been waived or expired, then the affected Properties shall be excluded from the sale to Buyer under this Agreement, and the Purchase Price shall be reduced by the Allocated Value of such Property; provided, however, that if the holder of such preferential right fails to exercise or consummate the purchase of the Property covered by such right, then within 60 days following the Closing Date, Seller shall so notify Buyer, and within 30 days after Buyer's receipt of such notice from Seller, Seller shall sell to Buyer, and Buyer shall purchase from Seller, for a price equal to the Allocated Value of such Property (as adjusted pursuant to the provisions of Section 2.3 above) and upon the other terms of this Agreement (to the extent applicable), the Property to which the preferential right applied.

     6.7 Risk of Loss. No adjustment to the Purchase Price shall be made if, after the Effective Time and prior to the Closing any part of the Properties shall be destroyed or harmed by fire or any other casualty or cause or shall be taken by condemnation or the exercise of eminent domain, but Buyer shall be entitled to any applicable insurance proceeds (to the extent actually received by Seller and not payable from a captive insurance carrier or subject to reimbursement or repayment by Seller) or condemnation awards. If there are no insurance proceeds received by reason of such loss, the Purchase Price shall be reduced by an amount equal to the reduction in the value of the Properties resulting from such loss as mutually agreed by Buyer and Seller at or before the Closing.

                        ARTICLE 7. ENVIRONMENTAL MATTERS

     7.1 Environmental Defects. If (i) Buyer notifies Seller in writing on or before five business days prior to Closing but not later than 4:00 PM Mountain Daylight Time September 11, 2000, (the "Environmental Notice Deadline") of the existence of any environmental conditions on the real property interests comprising a part of the Properties that constitutes a violation of Environmental Laws as in effect on the date hereof, (ii) the cost to remediate such conditions on each such Property affected is in excess of $50,000 (as determined utilizing the most cost effective method of remediation available that is acceptable to the regulatory agency having jurisdiction in such matters) (any such condition being herein referred to as "Environmental Defect"), and
(iii) each instance of an Environmental Defect shall not be considered for adjustment of the Purchase Price unless the remediation cost exceeds $50,000 and until the aggregate remediation costs of all such Environmental Defects exceed $500,000, then Seller may, at its sole option, and as to each such Property affected:

     (a) agree to undertake such remedial action as may be reasonably necessary to cause such Property to be brought into compliance with Environmental Laws as in effect at the Effective Time (which remedial action would be undertaken by Seller promptly following Closing), in which event the affected Property would be purchased by Buyer at Closing and the Purchase Price would not be reduced on account of such Environmental Defect; or

     (b) exclude the affected Property and reduce the Purchase Price by the Allocated Value for such Property.

If Seller elects to undertake remedial action pursuant to the foregoing provisions, Buyer shall be responsible for the first $500,000 in remediation costs incurred. Buyer agrees, to the full extent that it has the right to do so, to grant Seller such access as may be necessary to permit Seller to complete such remedial action.

     7.2 Limitation. Subject to Section 7.1, Seller shall not be responsible to remediate or to pay for remediation costs in excess of the Allocated Value of the affected Property; provided, however, that in the event such costs exceed the Allocated Value of a Property, such Property shall be excluded from the sale and the Purchase Price reduced accordingly.

     7.3 Environmental Laws. AS USED HEREIN, THE TERM "ENVIRONMENTAL LAWS" SHALL MEAN ANY AND ALL LAWS, STATUTES, REGULATIONS, RULES, ORDERS, ORDINANCES, PERMITS, OR DETERMINATIONS OF ANY GOVERNMENTAL AUTHORITY PERTAINING TO HEALTH OR THE ENVIRONMENT IN EFFECT IN ANY AND ALL JURISDICTIONS IN WHICH THE PROPERTY IS LOCATED, INCLUDING, WITHOUT LIMITATION, THE CLEAN AIR ACT, AS AMENDED, THE FEDERAL WATER POLLUTION CONTROL ACT, AS AMENDED, THE RIVER AND HARBOR ACT, AS AMENDED, THE SAFE DRINKING WATER ACT, AS AMENDED, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT ("CERCLA"), AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986 ("SARA"), AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT ("RCRA"), AS AMENDED, THE HAZARDOUS AND SOLID WASTE AMENDMENT ACTS OF 1984, AS AMENDED, THE TOXIC SUBSTANCES CONTROL ACT, AS AMENDED, THE OCCUPATIONAL SAFETY AND HEALTH ACT ("OSHA"), AS AMENDED, AND OTHER FEDERAL, STATE, AND LOCAL LAWS WHOSE PURPOSE IS TO CONSERVE OR PROTECT HEALTH, THE ENVIRONMENT, WILDLIFE, OR NATURAL RESOURCES. THE TERMS "HAZARDOUS SUBSTANCE", "RELEASE", AND "THREATENED RELEASE" SHALL HAVE THE MEANINGS SPECIFIED IN CERCLA; PROVIDED, HOWEVER, THAT (A) TO THE EXTENT THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED ARE APPLICABLE AND HAVE ESTABLISHED A MEANING FOR "HAZARDOUS SUBSTANCE", "RELEASE", "THREATENED RELEASE", "SOLID WASTE", "HAZARDOUS WASTE", AND "DISPOSAL" THAT IS BROADER THAN THAT SPECIFIED IN CERCLA OR RCRA, SUCH BROADER MEANING SHALL APPLY WITH RESPECT TO THE MATTERS COVERED BY SUCH LAWS, AND (B) THE TERM "SOLID WASTE" SHALL INCLUDE ALL OIL AND GAS EXPLORATION, DEVELOPMENT, AND PRODUCTION WASTES, EVEN IF SUCH WASTES ARE SPECIFICALLY EXEMPT FROM CLASSIFICATION AS HAZARDOUS SUBSTANCES OR HAZARDOUS WASTES PURSUANT TO CERCLA OR RCRA, OR THE STATE STATUTES WHICH ARE ANALAGOUS TO THESE STATUTES.

                         ARTICLE 8. COVENANTS OF SELLER

     8.1 Access to Records. Prior to the Closing Date, Seller shall grant Buyer access to the Records during Seller's normal business hours upon reasonable prior notification, subject to any confidentiality agreements previously signed by Buyer. The Records shall be made available at their present location together with suitable office facilities for review purposes.

     8.2 Operations. From the date of this Agreement until Closing (the "Interim Period"), except as otherwise approved by Buyer (which approval shall not be unreasonably withheld), Seller:

     (a) shall permit Buyer to have access to those Properties operated by Seller and shall use reasonable efforts to provide Buyer access to those Properties not operated by Seller;

     (b) shall operate the Properties for which it is the operator in accordance with past practices;

     (c) shall not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Properties (other than sale of production in the ordinary course of business or as required in connection with the exercise of preferential rights to purchase any of the Properties);

     (d) shall not abandon any wells or surrender any Leases (other than as required by law or governmental order or regulation or in connection with an emergency);

     (e) shall not enter into any production sale, processing, or treating agreements affecting the Properties not terminable on no more than 30 days' notice;

     (f) shall promptly notify Buyer of any written notice received by Seller relating to any claims or lawsuits relating to the Properties; and

     (g) shall not make any commitments to expend funds in connections with the ownership or operation of the Properties (other than as required by law or governmental order or regulation or in connection with an emergency) in an amount in excess of $25,000. If Buyer fails to respond within a period of time reasonably requested by Seller (taking into account any time limitations imposed on Seller) following delivery by Seller of a request for approval with respect to any such proposed action or expenditure, then Buyer shall be deemed to have agreed with Seller's election or other determination with respect thereto.

     8.3 Permissions. During the Interim Period, Seller will use reasonable efforts to obtain all permissions, approvals, and consents of federal, state, and local governmental authorities and others as may be required to consummate the sale contemplated hereunder (excluding governmental permissions, approvals, and consents which are customarily obtained after the consummation of transactions of the type contemplated hereunder).

     8.4 Resignation as Operator. As to the Properties which are operated by Seller, Seller will tender its resignation as operator immediately following Closing and will cooperate with Buyer in seeking to have Buyer selected as successor operator as soon as is practicable.

                          ARTICLE 9. COVENANTS OF BUYER

     9.1 Return of Data. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall, at Seller's request, promptly return to Seller all information and data furnished by or on behalf of Seller to Buyer, its officers, employees, and representatives in connection with this Agreement or Buyer's investigation of the Properties, and Buyer shall deliver to Seller all copies, extracts, or excerpts of such information and data and all documents generated by Buyer that contain any portion of such information or data.

     9.2 Indemnity Regarding Access. BUYER AGREES TO PROTECT, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES IN CONNECTION WITH PERSONAL INJURIES, INCLUDING DEATH, OR PROPERTY DAMAGE ARISING OUT OF OR RELATING TO THE ACCESS OF BUYER, ITS OFFICERS, EMPLOYEES, AND REPRESENTATIVES TO THE PROPERTIES AND ANY INFORMATION RELATING THERETO AS PERMITTED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH INJURIES, DEATH, OR DAMAGES ARE CAUSED IN WHOLE OR PART BY THE SOLE, PARTIAL, CONCURRENT, OR OTHER NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SELLER.

     9.3 Permissions. Buyer will obtain all permissions, approvals and consents of federal, state, local and tribal governmental authorities as may be required to consummate the sale contemplated hereunder.

     9.4 Assumption of Equipment and Vehicle Leases. If Closing occurs, Buyer agrees to assume and timely perform and fully discharge all duties and obligations of Seller under all of the equipment and vehicle leases listed on
Schedule 9.4 hereto, insofar as such leases relate to periods of time after the Effective Time. Furthermore, Buyer agrees to use its best efforts to get such leasing companies to release Seller from all of Seller's duties and obligations under such equipment and vehicle leases prior to Closing. In the event that any of such leasing companies refuse to release Seller from any of such equipment and vehicle leases, Buyer agrees that the Purchase Price shall be increased in the amount necessary to pay off the balance of such equipment and vehicle leases and Seller shall simultaneously with Closing pay off such equipment and vehicle leases so that Buyer shall not have to assume same.

                   ARTICLE 10. SELLER'S CONDITIONS OF CLOSING

     The obligation of Seller to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Seller, in whole or in part:

     10.1 Representations. The representations of Buyer under Article 4 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

     10.2 Performance. Buyer shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

     10.3 Pending Matters. At Closing, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     10.4 Bonds. Where applicable, Buyer shall have furnished evidence satisfactory to Seller that Buyer has obtained any requisite plugging bonds and other assurances required by governmental authorities having jurisdiction, including, where applicable, qualification to assume operation of the Properties.

                    ARTICLE 11. BUYER'S CONDITIONS OF CLOSING

     The obligation of Buyer to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Buyer, in whole or in part:

     11.1 Representations. The representations of Seller under Article 3 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

     11.2 Performance. Seller shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

     11.3 Pending Matters. At Closing, no suit or action shall have been instituted or threatened that questions or reasonably appears to portend subsequent questioning of the validity or legality of this Agreement of the transactions contemplated by this Agreement.

                               ARTICLE 12. CLOSING

     12.1 Time and Place of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall occur on or before September 22, 2000 (the "Closing Date") at 10:00 am MDT. The Closing shall be held at Seller's office in Denver, Colorado Buyer shall have the option to postpone Closing by giving written notice to Seller of such election at least 2 (two) business days prior to Closing. Should Closing be postponed by Buyer, Buyer shall pay to Seller the sum of $50,000.00 as a Closing Extension Fee. Such Closing Extension Fee amount shall be an upward adjustment of the Purchase Price at Closing. In no event shall Closing be postponed by Buyer beyond September 27, 2000.

     12.2 Closing Obligations.

     (a) At Closing, Seller shall, subject to the delivery or tender by Buyer to Seller of the items described in Section 12.2 (b) (i) through (v) below and the existence at Closing of the conditions to Seller's Closing described in Section 10 above or the waiver thereof by Seller deliver or tender to Buyer the following:

          (i) Executed and duly acknowledged or witnessed Assignment, Conveyance and Bill of Sale of the Properties, in the form attached hereto as Exhibit "C";

          (ii) An initial settlement statement reflecting adjustments to the Purchase Price as provided in Article 2 above (Seller shall provide Buyer a copy of the statement at least 3 business days before the Closing Date);

          (iii) Executed Resignations of Seller as operator of any of the Properties of which Seller is operator;

          (iv) Executed Letters-in-lieu of transfer orders, directing that all proceeds of production from the Properties which have heretofore been paid to Seller shall be paid to the account of Buyer as of and after the Effective Time; and

          (v) Possession of the Properties.

     (b) At Closing, Buyer shall, subject to the delivery or tender by Seller to Buyer of the items described in Section 12.2 (a) (i) through (v) above and the existence at Closing of the conditions to Buyer's Closing described in Section 11 above or the waiver thereof by Buyer:

          (i) Deliver to Seller the Purchase Price, as adjusted pursuant to
Article 2 by wire transfer to Seller's account as identified by Seller and give notice with Seller pursuant to the Escrow Agreement to deliver the Deposit to Seller. Seller shall furnish wire instructions to Buyer at least three days prior to Closing;

          (ii) Execute and duly acknowledge and witness the Assignment, Conveyance and Bill of Sale delivered by Seller to Buyer at Closing, evidencing Buyer's acceptance of same and assumption of all obligations thereunder;

          (iii) Evidence that Buyer has obtained any requisite plugging bonds and other assurances required by governmental authorities having jurisdiction, including, where applicable, qualification to assume operation of the Properties; and

          (iv) Deliver to Seller executed well transfer permits and notices of change of Operator, where applicable, original copies of which shall be retained by Seller for filing.

          (v) Deliver an executed copy of the Warrant Agreement attached hereto as Exhibit "E".

     12.3 Further Assurances. The parties shall execute, acknowledge, and deliver any other documents, instruments and assurances (including, without limitation, division orders, transfer orders and governmental forms of assignment of record title or operating rights and assignments of wells drilled on the Properties by third parties pursuant to agreements entered into by Seller after the Effective Time (with the consent of Buyer if entered into after the execution of this Agreement), and shall take such other actions as may be necessary to carry out their obligations under this Agreement.

                        ARTICLE 13. ADDITIONAL AGREEMENTS

     13.1 Calculation of Adjusted Purchase Price. Within 90 days after the Closing, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, and deliver to Buyer a statement setting forth each adjustment to the Purchase Price required pursuant to Section 2.3 and showing the calculation of each such adjustment. Within 30 days after receipt of such statement from Seller, Buyer shall deliver to Seller a written report containing all changes with explanations and documentation therefor that Buyer proposes be made to such statement, it being agreed that Buyer's failure to deliver such report to Seller within such time period shall constitute acceptance by Buyer of Seller's statement. From and after the expiration of such 30-day period, no additional changes to the statement provided by Seller shall be considered by the parties. If Buyer has timely delivered such written report, the parties shall then undertake to agree on the items in dispute and the final Adjusted Purchase Price no later than 15 days after the receipt by Seller of Buyer's statement of proposed changes (it being agreed that any disputes as to adjustments relating to Title Defects shall be resolved prior to such time pursuant to the provisions of Article 6). Following the final determination of the Adjusted Purchase Price pursuant to this Section 13.1, Seller or Buyer, as the case may be, shall make the payment required within five business days after such final determination. Seller and Buyer will provide any information reasonably requested by the other in order to prepare such statement or verify Buyer's written report.

     13.2 Suspended Funds. As soon as practicable after the Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Properties that are currently held in suspense and shall transfer to Buyer all such suspended proceeds. Buyer shall be responsible for proper distribution of all the suspended proceeds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all Losses arising out of or relating to Buyer's retention or distribution of such suspended proceeds.

     13.3 Receipts and Credits. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income attributable to the Properties (a) for the period subsequent to the Effective Time, shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose, account for, and transmit same to Buyer promptly (b) for the period of time prior to the Effective Time shall be the sole property and entitlement of Seller and to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller promptly .. Subject to the terms of this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations, and liabilities attributable to the Properties (i) for the period prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and (ii) for the period subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

     13.4 Recovery of Taxes Paid on Behalf of Other Owners. Seller may have paid certain personal property and real property taxes attributable to the period prior to the Effective Time on behalf of all royalty and working interest owners in the Properties. Seller may have recovered a portion of such advance payments from the oil purchaser from sales of oil subsequent to the Effective Time, but may have not yet recovered the entirety of the debts due Seller. Buyer agrees that Buyer will pay to Seller at Closing the remaining balance attributable to such tax payments, and Buyer will assume the right to recover such amounts from revenue generated by the Properties subsequent to the Effective Time.

     13.5 Payment for Administration of the Properties. Buyer shall pay to Seller at Closing the sum of $600.00 dollars per month per operated well(s) which are or would be chargeable under operating agreements per month for the period subsequent to the Effective Time and prior to Closing as an administrative fee for accounting, revenue disbursement, tax reporting, production reporting, and other such duties performed in the ordinary course of business on behalf of Buyer prior to Closing.

     13.6 Signs. Seller shall have the option to remove Seller's name and signs from the operated Properties or to require Buyer to do so. Buyer hereby grants Seller a right of access to remove Seller's signs and name from all wells and facilities on the Properties or to confirm that Buyer has done so. If there are any remaining Seller signs and name on the Properties after Closing, Buyer shall promptly, but no later than required by applicable rules and regulations or forty-five (45) days thereafter, whichever is earlier, remove any remaining signs and references to Seller and shall erect or install all signs complying with any applicable governmental rules and regulations, including but not limited to, those showing Buyer as operator of the Properties.

     13.7 Records. All files, records, documentation, and data of Seller relating to (or evidencing) Seller's ownership or rights in the Properties or other rights and interests described herein, including, but not limited to lease files, land files, well files, production sales agreements files, division order files, title opinions and abstracts, governmental filings, production reports, production logs, core sample reports, and land maps, as such data is assembled and maintained in the normal course of business, excluding any such data that is proprietary or that Seller is prohibited from conveying (collectively, the "Records"), will be, as soon as is reasonably possible after Closing, delivered to Buyer's offices. Seller will be entitled to retain a copy of the Records. Buyer agrees to use reasonable efforts to maintain the Records for seven (7) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy the Records (at Seller's sole expense). If Buyer decides to destroy any Records prior to the expiration of the seven years, it will so notify Seller and Seller shall have the right to instead obtain such files at its sole expense. To the extent not obtained or satisfied as of closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer access to files, records and data relating to the Property in the possession of third parties.

     13.8 Notices. All notices hereunder shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:

     SELLER:   Central Resources, Inc.
               1775 Sherman Street, Suite 2600
               Denver, Colorado 80203
               Attention: R. L. Hodges
               Facsimile: (303) 830-9297

     BUYER:    EXCO Resources, Inc.
               5735 Pineland, Suite 235
               Dallas, Texas 75231
               Attention: J. Douglas Ramsey
               Facsimile: (214) 368-2087


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


          Any party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter by made. Delivery and receipt by facsimile transmission to the numbers shown above shall be deemed personal delivery to the recipient thereof.

     13.9 Recording Documents. Buyer shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. Buyer shall file in the appropriate venue and provide Seller with copies of all recorded documents conveying the Properties to Buyer within 45 days after Closing or as soon after Closing as reasonably practical.

     13.10 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing by mutual agreement of Buyer and Seller in writing, or by either party due to the failure of the other party to meet a material condition to Closing. Such termination shall be without prejudice to the terminating party's other legal rights. Notwithstanding Section 5.4 of this Agreement, should Buyer, upon its inspection, discover any condition that would materially affect the Allocated Values described in Exhibit "B", Buyer may elect to terminate this transaction by notifying Seller of such election prior to 4 PM MDT on September 11, 2000. Should Buyer not so elect, Buyer waives any right to so elect after this date. Upon any such termination of this Agreement pursuant to this provision, Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber, or otherwise dispose of the Properties to any party without any restriction under this Agreement; and Buyer shall be liable for all actual, incidental, and consequential damages (including, without limitation, lost profits) if it attempts to interfere in any way with any such enjoyment or action by Seller.

     13.11 Sales Taxes. The Purchase Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of Properties pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall pay such tax as well as any applicable conveyance, transfer, and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall defend, indemnify, and hold Seller harmless with respect to the reporting and payment of all such taxes, if any, including any interest or penalties assessed thereon.

     13.12 Taxes. All ad valorem, severance, or other such production or property taxes relating to the Properties shall be shared in proportion to the period of ownership of the Properties. Any ad valorem, severance, or other such production or property tax relating to the period prior to the Effective Date shall be the responsibility of the Seller. Any ad valorem, severance, or other such production or property tax relating to the period after the Effective Date and beyond shall be the responsibility of the Buyer. Accounting for taxes shall be made as provided in Section 2.3.

             ARTICLE 14. ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION

     14.1 Definitions. As used in this Agreement:

     (a) "Losses" means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim) of every kind and character.


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


     14.2 Assumption of Contracts. The sale and conveyance of the Properties to Buyer pursuant to this Agreement shall be subject to all contracts to which the Properties are now subject. Buyer shall assume and be responsible for all obligations under all of such contracts that otherwise would be performable by Seller after Closing, other than and except those contracts (excluding operating agreements, gas and oil purchase agreements, division orders and transfer orders and farmout and farmin agreements) which Buyer shall identify to Seller and object to on or before the Notification Deadline because the same constitute burdens upon and diminish the interests of Seller in the Property or Properties affected thereby and shall be treated in the same manner as any other Title Defect(s) pursuant to Section 6 of this Agreement. Seller will make available to Buyer all of Seller's files and records dealing with the contracts to which the Properties may be subject in order for Buyer to review such contracts and Seller will cooperate with Buyer in locating such contracts.

     14.3 Imbalances. Prior to Closing, Seller and Buyer shall each use reasonable efforts to agree upon a price for which Seller will convey all gas and oil imbalances to Buyer. Should Seller convey all imbalances to Buyer, Buyer shall accept all gas and oil imbalances, if any, that exist on the Properties as of the Effective Time and shall assume all responsibility to settle with other interest owners for any such disclosed over or under gas or oil imbalances that exist of the Properties. If the gas or oil imbalance on a particular Property is a net liability, Buyer shall defend, indemnify, and hold Seller harmless for that net liability. Should Seller and Buyer not be able to agree upon a price for which conveyance of the imbalances to Buyer will occur, Seller shall retain all imbalances and Buyer will account for same to Seller on a monthly basis. Buyer will also cooperate with Seller's efforts to reduce the imbalances for as long as any imbalanced situation exists. For purposes hereof, an "imbalance" shall include any circumstance regarding production taken or marketed from the Properties which could result in (i) a portion of Buyer's interest in such production being sold without Buyer receiving payment therefor; or (ii) Buyer being obligated to make payment to any person or entity as a result of such imbalance; or (iii) any other circumstance by which buyer would be obligated by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement binding on the Properties after Closing, to deliver hydrocarbons produced from the Properties at some future time without then receiving full payment therefor. Seller is providing a statement of gas imbalances attached hereto as Schedule 14.3. Seller believes that the information provided therein is true and correct in all material respects, but Seller does not warrant the accuracy of such information. Prior to Closing Buyer is responsible for making its own independent assessment of the gas balancing position pertaining to the Properties.

     14.4 Buyer's General Indemnity. BUYER HEREBY AGREES TO ASSUME ALL RESPONSIBILITY FOR THE WELLS, THE CASING, AND ALL OTHER LEASEHOLD EQUIPMENT IN AND ON SAID WELLS, AND ALL OTHER PERSONAL PROPERTY AND FIXTURES USED ON OR IN CONNECTION WITH THE LEASES BEFORE, ON, AND AFTER THE EFFECTIVE TIME.

     14.5 Operations Prior to Closing . BUYER HEREBY RELEASES SELLER, AND AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS, FROM ALL LOSSES WITH RESPECT TO CONTINUED OPERATIONS BY SELLER UNDER SECTION 8.2, WHETHER OR NOT CAUSED IN WHOLE OR IN PART BY, AND INCLUDING, ANY SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER, UNLESS CAUSED BY SELLER'S GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

     14.6 This Section intentionally left blank.


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


     14.7 Buyer's Plugging Liability. BUYER SHALL PROPERLY PLUG AND ABANDON AT BUYER'S EXPENSE ALL WELLS HEREIN ASSIGNED OR LOCATED ON THE PROPERTIES AND SHALL CLEAN AND RESTORE THE SURFACE AT BUYER'S EXPENSE AND IN ACCORDANCE WITH THE APPLICABLE LEASE PROVISIONS AND STATE AND FEDERAL RULES AND REGULATIONS PERTAINING TO THE PLUGGING AND ABANDONING OF SUCH WELLS AND THE RESTORATION OF SUCH SURFACE. BUYER SHALL INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM AND AGAINST ALL LOSSES AS A RESULT OF BUYER'S FAILURE TO COMPLY WITH THE PROVISIONS OF THIS SECTION.

     14.8 This section intentionally left blank.

                             ARTICLE 15. ARBITRATION

     15.1 Selection of Arbitrators. Any controversy between the parties hereto arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either party to the other, which notice shall name a qualified, independent arbitrator. Within ten
(10) days after the receipt of such notice, the other party shall name a qualified, independent arbitrator, or failing to do so, the party giving notice shall name the second. The two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, shall request the American Arbitration Association to appoint a qualified arbitrator.

     15.2 Determination. The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none had been previously named.

     15.3 Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. The prevailing party shall be entitled to recoup all of the expenses of arbitration, including reasonable compensation to the arbitrators, expenses of counsel, witnesses, and employees.

                            ARTICLE 16. MISCELLANEOUS

     16.1 Amendment. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     16.2 Gender. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate, or other entity.

     16.3 Entire Agreement. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

     16.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights, or remedies.

     16.5 Survivability. Except as otherwise specifically provided in this Agreement, all indemnifications, covenants, agreements, representations, guaranties, and warranties shall survive the execution of the Agreement, the Closing, and the delivery and recordation of any deeds, assignments, or bills of sale which convey the Properties from Seller to Buyer.

     16.6 Severability. If a court of competent jurisdiction determines that any clause or provisions of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

     16.7 Governing Law and Venue. This Agreement shall be governed and construed under the laws of the State of Texas (excluding any conflict of laws provision that would require the application of any other jurisdiction). Venue of any action brought by either party hereto arising out of the terms and provisions hereof shall be exclusively in a court of competent jurisdiction in Tarrant County, Texas.

     16.8 Confidentiality. Seller and Buyer agree to keep all information regarding the terms and provisions of this Agreement and the transactions contemplated hereby confidential at all times and agree not to disclose any information which cannot be obtained from public sources, except where required to do so by law, without the prior written consent of the other party, which consent shall not be unreasonably withheld.


The parties have executed on this Agreement as of the date first above mentioned.


                                             SELLER:

                                             CENTRAL RESOURCES, INC.


                                             By: /s/ R. L. HODGES
                                                 ----------------------------
                                             Name: R. L. Hodges
                                             Title: Vice President, Land



                                             BUYER:

                                             EXCO RESOURCES, INC.


                                             By: /s/ RICHARD E. MILLER
                                                 ----------------------------
                                             Name: Richard E. Miller
                                             Title: Vice President


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